NEWSRELEASE

Teledyne to Acquire the Gas and Flame Detection Business of 3M

THOUSAND OAKS, Calif. – June 5, 2019 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) announced today that it has submitted a binding offer for Teledyne to acquire the gas and flame detection business of 3M for $230 million in cash. The gas and flame detection business includes Oldham, Simtronics, Gas Measurement Instruments (GMI), Detcon and select Scott Safety products.

The gas and flame detection business provides a portfolio of fixed and portable industrial gas and flame detection instruments used in a variety of industries including petrochemical, power generation, oil & gas, food & beverage, mining and waste water treatment. The Oldham, Simtronics, GMI and Detcon brands bring together over 100 years of industry experience across a wide range of standard products and customized solutions. These rugged trace gas analyzers feature fast response time, intrinsically-safe sensors and satisfy multiple international certification standards.

“The gas and flame detection business utilizes similar technology and serves related markets as our portfolio of environmental instrumentation businesses. However, our respective products do not compete and we generally serve customers in complementary geographies,” said Robert Mehrabian, Executive Chairman of Teledyne. “This business will become a long-term core business of Teledyne, and we look forward to welcoming it and its employees to Teledyne.”

The transaction is anticipated to close in the second half of 2019, and is subject to customary closing conditions, including regulatory approval and consultation or information requirements with relevant works councils. Teledyne management expects the transaction to be accretive to GAAP earnings per share in the first year after the acquisition.

About Teledyne
Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a potential acquisition of a business. Actual results could differ materially from these forward-looking statements. Many factors, including the ability of Teledyne and the gas and flame detection business to achieve anticipated synergies and Teledyne’s ability to integrate the gas and flame detection business, as well as market and economic conditions beyond Teledyne’s control, could change anticipated results. There are additional risks associated with operating businesses internationally, including those arising from United States and foreign government policy and regulatory changes or actions and exchange rate fluctuations.

Contact:	Jason VanWees (805) 373-4542